Exhibit 10.11
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EQUITY STAKE TRANSITION AGREEMENT
This Equity Stake Transition Agreement (the “Agreement”) is entered into by and between Discovery Communications, Inc., a Delaware corporation (the “Company”), and John S. Hendricks (“the Executive”) as of the 5th day of November, 2008.
WHEREAS, the Executive is the founder of Discovery Communications (in 1982 the Executive incorporated Cable Educational Network, Inc., which launched The Discovery Channel in 1985, and later changed the company’s name to Discovery Communications to reflect its flagship network brand);
WHEREAS, in 1986, the predecessor entities of the Company’s shareholders, Discovery Holding Company and Advance Newhouse Communications, made investments in Discovery Communications and, over time, entered into a number of agreements with the Executive, whereby the Executive’s original equity holdings were transitioned into phantom equity and appreciation units—forms of long-term incentive compensation appropriate for a private company with no public market value; and
WHEREAS, the Company is now a public company, and it is appropriate and in the best interests of the Company that the Executive’s long-term incentive compensation be transitioned to stock options, a form of incentive more suitable for a public company, as stock options more directly align the Executive’s incentive compensation with the interests of the Company’s shareholders.
NOW, THEREFORE, the parties hereto agree as follows:
1.	Discovery Appreciation Plan.
a.	All “Appreciation Units” previously awarded to the Executive under the terms of the Company’s Discovery Appreciation Plan (“DAP”) shall be paid to the Executive, following his earning a vested right to the Appreciation Units, in accordance with the terms of DAP, provided that, regardless of how the Company determines “Ending Unit Value” (as defined in the DAP) for other DAP participants, the “Ending Unit Value” of such Appreciation Units shall be determined without application of the 110% multiplier referred to in the DAP’s definition of “Ending Unit Value.”

b.	As of the date hereof, the Executive holds (or recently had settled) the following Appreciation Unit awards under DAP:
i.	4,779,467 Appreciation Units which vested on October 1, 2008 (“2008 DAP Units”) and have been settled;

ii.	1,042,171 Appreciation Units which are scheduled to vest on October 1, 2009 (“2009 DAP Units”);

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iii.	415,831 Appreciation Units which are scheduled to vest on October 1, 2010 (“2010 DAP Units”); and

iv.	415,831 Appreciation Units which are scheduled to vest on October 1, 2011 (“2011 DAP Units”).
The number of Appreciation Units associated with the 2008 DAP Units, the 2009 DAP Units, the 2010 DAP Units and the 2011 DAP Units, as well as the “Beginning Unit Value” and “Ending Unit Value” of such awards, shall remain subject to adjustment (for example, for changes in capitalization related to the Company becoming publicly traded) in accordance with DAP and, except as described above, will be governed by the terms of DAP.

2.	Stock Option Grants.
a.	Option Grant. If the Executive remains an employee of the Company in good standing as of the date his Appreciation Units under DAP vest and become payable, then the Company shall issue to the Executive, as of the date such Appreciation Units mature (or if such day is not a business day, then as of the next following business day) an equivalent number of nonqualified stock options to purchase Series A common stock of the Company with the terms specified below (the “Options”).

b.	Option Term. With respect to Options granted upon maturation of the Executive’s Appreciation Units, the Options will expire no later than the number of years following the date of grant, as follows:

Appreciation Units	Expiration Date
2008 DAP Units	10 years
2009 DAP Units	9 years
2010 DAP Units	8 years
2011 DAP Units	7 years
All Options will expire no later than October 1, 2018.
c.	Exercise Price. The exercise price of each Option granted upon maturation of a DAP Appreciation Unit shall be equal to the fair market value of the Company’s Series A Common Stock on the date the Option is granted.

d.	Vesting and Exercise. The Executive’s right to exercise each Option granted upon maturation of a DAP Appreciation Unit shall vest in four equal installments of twenty-five percent (25%) on each of the four anniversaries immediately following the date the Option is granted, provided that in the event the

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Executive’s employment with the Company is terminated, the Executive’s right to exercise the Options will be governed by the following provisions:
i.	If the Executive’s employment with the Company is terminated for Cause, then all of the Options (whether or not previously vested and exercisable) immediately shall cease to be exercisable and shall be forfeited.

ii.	If the Executive’s employment with the Company is terminated (A) as a result of death, Disability, or Retirement, or (B) by the Company other than for Cause, then all of the Options shall be immediately vested, and the Options will remain exercisable during their original term;

iii.	If the Executive’s employment with the Company terminates for any other reason (not described in (i) or (ii)), then any Options not vested and exercisable on the date of termination immediately shall be forfeited, and any Options vested as of such date shall remain exercisable for one year following the termination (but not beyond their original term); and

iv.	The Executive’s right to exercise any Options during any period of time following termination of employment, pursuant to (ii) or (iii), above, shall be conditioned upon the Executive signing a General Liability Release and abiding by a Non-Competition Agreement, and if such release is not timely signed (and not revoked) or if the Company determines that the Non-Competition Agreement is breached, then no Options may be exercised after the date of termination and any gains the Executive recognized from the post-termination exercise of the Options may be clawed back by the Company in its discretion (by requiring an immediate cash payment to the Company).
e.	Incorporation of Plan. Except as specified above, the terms of the Options shall be consistent with the Company’s 2005 Incentive Plan, as amended from time to time, or any successor plan under which the Options are granted, including the adjustment of the Options (in terms of number of shares, exercise price or class of shares) in the event of a recapitalization of the Company.
3.	Definitions for Options. The following definitions will apply to this Agreement and to the Options granted upon maturation of a DAP Appreciation Unit:
a.	Board. “Board” means the Company’s Board of Directors, as it may be constituted from time to time.

b.	Cause. The Company shall have “Cause” to terminate the Executive’s employment as a result of the Executive’s:

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i.	Willful malfeasance in connection with his services to the Company (and its successors), including embezzlement, or misappropriation of funds, property or corporate opportunity;

ii.	Committing any act or becoming involved in any situation or occurrence involving moral turpitude, which is materially damaging to the business or reputation of the Company (or its successors); or

iii.	Conviction of, or plea of guilty or nolo contendere to, or failure to defend against the prosecution for, a felony or a crime involving moral turpitude.

iv.	The Executive’s employment shall not be terminated for Cause under clauses (i) or (ii) unless the Company notifies the Executive in writing of its intention to terminate his employment for Cause, describes with reasonably specificity the circumstances giving rise thereto, and (provided the Board believes such circumstances are susceptible of being cured by the Executive) provides the Executive a period of at least ten (10) business days to cure, and the Executive has failed to effect such a cure within such period. The Board, in its reasonable discretion, exercised in good faith, shall determine whether the Executive has cured the circumstances giving rise to Cause. In addition, the Executive’s removal as Chairman of the Company is subject to the special class voting rights of the Company’s Series A convertible preferred stockholders (requiring a supermajority vote).
c.	Disability. The Executive shall be deemed to have a “Disability” if the Executive is unable to perform substantially all of his duties to the Company in the normal and regular manner due to mental or physical illness or injury, and has been unable so to perform for one hundred fifty (150) days or more during the twelve (12) consecutive months then ending. The determination of the Executive’s Disability shall be made by the Board. The Executive shall cooperate fully with any physician or health care professional (the “Doctor”) chosen by the Board, in its sole discretion, to review the Executive’s medical condition. The Executive shall cooperate with the Doctor by, among other things, executing any necessary releases to grant the Doctor full access to any and all of the Executive’s medical records, authorizing or requiring physicians and other healthcare professionals who have treated or dealt with the Executive to consult with the Doctor and submitting to such physical examinations or testing as may be requested by the Doctor. The Executive shall be deemed to have a Disability if he is receiving disability benefits under the long term disability plan sponsored by the Company.

d.	General Liability Release. The General Liability Release shall have terms substantively identical to the form annexed hereto as Attachment A.

e.	Non-Competition Agreement. The Non-Competition Agreement shall have terms which are substantively identical to the form annexed hereto as Attachment B.

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f.	Retirement. Retirement shall mean the Executive’s voluntary termination of employment after attainment of age 65.
4.	Mutual Intent. The parties mutually agree that the Executive will not be eligible to participate in any ongoing periodic equity awards which the Company may grant to other executives and that the Option awards described herein constitute all of the equity awards which will be made to the Executive through 2018 (although the Company may grant additional equity at its sole discretion). Furthermore, the parties mutually agree that to the extent the Executive exercises an Option, the Executive will not be entitled to be “reloaded” with an additional Option grant.

5.	Miscellaneous.
a.	Waiver or Modification. Any waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the parties. Any waiver of any right of the Company hereunder or any amendment hereof shall require the approval of the Chairman of the Compensation Committee. Until such approval or waiver has been obtained, no such waiver or amendment shall be effective.

b.	Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. The Company may assign this Agreement to a successor in interest, including the purchaser of all or substantially all of the assets of the Company, provided that the Company shall remain liable hereunder unless the assignee purchased all or substantially all of the assets of the Company. The Executive may not assign any of his duties or rights under this Agreement.

c.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

d.	Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of law rules.

e.	Entire Agreement. This Agreement contains the entire understanding of the parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements regarding the

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subject matter, including that certain Hendricks Equity Stake Transition Term Sheet dated July 29, 2008. The Executive and the Company each acknowledges that, in entering into this Agreement, he/it does not rely on any statements or representations not contained in this Agreement.

f.	Severability. Any term or provision of this Agreement which is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

g.	Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by telecopy or email (with receipt personally confirmed by telephone), delivered by personal delivery, sent by nationally reputable commercial overnight delivery service or sent by registered or certified U.S. mail, with return receipt requested, (c) deemed to have been given on the date telecopied or emailed with receipt confirmed, the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:
(i)	if to the Company, to:

Discovery Communications, Inc. One Discovery Place Silver Spring, MD 20910 Attention: General Counsel

(ii)	if to Executive, to:

John S. Hendricks 8484 Georgia Avenue, Suite 700 Silver Spring, MD 20910
or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Paragraph 5(g).

h.	Titles. The titles and headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

i.	No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

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j.	Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term of Employment and the Executive’s termination of employment with the Company for any reason.
     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.
The Compensation Committee of
Discovery Communications, Inc.

By:	/s/ Robert J. Miron	/s/ John S. Hendricks
	Robert J. Miron	John S. Hendricks
Chairman

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ATTACHMENT A
GENERAL LIABILITY RELEASE
     FOR VALUABLE CONSIDERATION PAID, the receipt and sufficiency of which are hereby acknowledged, I, John S. Hendricks, for myself, my heirs, executors, administrators and assigns, do hereby release, acquit and forever discharge Discovery Communications, Inc. (“DCI”), its parents, subsidiaries, affiliates and related entities, as well as all of their respective officers, directors, stockholders, members, partners, agents, employees and representatives (hereafter collectively, the “DCI Parties”), from all obligations, claims, demands, covenants, contracts, promises, agreements, liabilities, controversies, costs, expenses, attorneys’ fees, actions or causes of action whatsoever, whether known or unknown, I ever had or now have or claim to have against the DCI Parties from the beginning of the world to the day and date hereof, including any claim relating to the termination of my employment with DCI, and further including specifically but not exclusively, and without limiting the generality of the foregoing, any and all claims, demands and causes of action, known or unknown, arising out of any transaction, act or omission concerning my former employment by DCI and/or any of its subsidiaries or affiliates, and all claims of every kind that may arise under any federal, state or local statutory or common law, including the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Maryland Human Rights Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time; or any action arising in tort or contract.
     I hereby acknowledge that my attorney has advised me regarding, and that I am familiar with, the fact that certain state statutes provide that general releases do not extend to claims that I do not know or suspect to exist in my favor at the time I execute such a release, which if known by me may have materially affected my execution of the release. Being aware of such statutes, I hereby expressly waive and relinquish any rights or benefits I may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect. I also hereby specifically and knowingly waive the provisions of Section 1542 of the Civil Code of the State of California, which reads: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the DCI Parties, I expressly acknowledge that this General Liability Release is intended to include in its effect all claims that I do not know or suspect to exist in my favor at the time I sign this General Liability Release.
     I hereby acknowledge that I am executing this General Liability Release pursuant to Section 2 of that certain Equity Stake Transition Agreement, dated November 5, 2008 (the “Agreement”), and that certain consideration to be provided to me pursuant to Section 2 of the Agreement is in addition to what I would have been entitled to receive in the absence of this General Liability Release. I hereby acknowledge that I am executing this General Liability Release voluntarily and with full knowledge of all relevant information and any and all rights I may have. I hereby acknowledge that I have been advised to consult with

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an independent attorney of my own choosing in connection with this General Liability Release to explain to me the legal effect of the terms and conditions of this General Liability Release. I hereby acknowledge that I am voluntarily and knowingly agreeing to the terms and conditions of this General Liability Release without any threats, coercion or duress, whether economic or otherwise, and that I agree to be bound by the terms of this General Liability Release. I acknowledge that I have been given twenty-one (21) days to consider this General Liability Release, and I understand that I have seven (7) days following my execution of this General Liability Release in which to revoke my agreement to comply with this General Liability Release by providing written notice of revocation to the General Counsel of DCI no later than three business days following such period.
     I further hereby covenant and agree that this General Liability Release shall be binding in all respects upon myself, my heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the DCI Parties.
     IN WITNESS WHEREOF, I have signed this General Liability Release this ___ day of                     , 20___.

By:
John S. Hendricks
     Subscribed and sworn to before me this ___ day of                     , 20___.

Notary Public

My Commission Expires

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ATTACHMENT B
NON-COMPETITION AGREEMENT
     This NON-COMPETITION AGREEMENT (this “Non-Competition Agreement”) is dated as of the ___ day of                     , 20___(the “Effective Date”), by and among Discovery Communications, Inc., a Delaware corporation (the “Company”), and John S. Hendricks (the “Executive”).
     WHEREAS, the parties entered into that certain Equity Stake Transition Agreement, dated November 5, 2008 (the “Transition Agreement”), pursuant to which the Company has issued to the Executive certain options to buy common stock of the Company (the “Options”); and
     WHEREAS, the Executive’s right to exercise the Options during the period following the termination of his employment with the Company is conditioned, in part, on Executive signing and abiding by the terms of this Non-Competition Agreement.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Covenants. As a means to protect the Company’s legitimate business interests, including protection of the “Confidential Information” of the Company (Executive hereby agreeing and acknowledging that the activities prohibited by this Paragraph 1 would necessarily involve the use of Confidential Information), during the “Restricted Period”, the Executive shall not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity (other than the Company or any Company Entity):
          (a) solicit for employment, consulting or any other provision of personal services, or hire, any person who is (i) a full-time or part-time employee of (or in the preceding six (6) months was employed by) the Company (or a Company Entity); or (ii) an individual performing, on average, twenty or more hours per week of personal services as an independent contractor to the Company (or a Company Entity); provided the prohibition in this clause (a) shall not apply to the Executive’s Executive Assistant and such other former employees of the Company who are currently employed by Hendricks Investment Holdings LLC (“HIH”) (including, for example, Barbara Bennett, a former Chief Financial Officer of the Company, who as of the effective date of the Transition Agreement was serving as a financial advisor to HIH), as are approved in writing by the Company’s Chief Executive Officer and by the Nominating and Corporate Governance Committee of the Company’s Board of Directors. This covenant includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any such person to terminate his or her employment or performance of services with or for the Company (or a Company Entity); or
          (b) (i) solicit or encourage any person or entity who is, or within the prior six (6) months was, a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) to discontinue such person’s or entity’s business relationship with the Company (or a Company Entity); or (ii) discourage any prospective customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity) from becoming a customer, producer, advertiser, distributor or supplier of the Company (or a Company Entity),

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including, without limitation, making any negative statements or communications about the Company (or a Company Entity) or their respective shareholders, directors, officers, employees or agents; provided that the restrictions of this Paragraph 1(b) shall apply only to customers, producers, advertisers, distributors or suppliers of the Company with which Executive had personal contact, or for whom Executive had some responsibility in the performance of Executive’s duties for the Company; or
          (c) hold any interest in (whether as owner, investor, shareholder, lender or otherwise) or perform any services for (whether as employee, consultant, advisor, director or otherwise), including the service of providing advice for, a “Competitive Business” regardless of whether such business is located in the United States or anywhere else in the world. Notwithstanding the foregoing, the Executive may own, directly or indirectly, (i) an aggregate of not more than 2% of the outstanding publicly traded stock or other publicly traded equity interest in any entity that engages in a Competitive Business, so long as such ownership therein is solely as a passive investor and does not include the performance of any services (as director, employee, consultant, advisor or otherwise) to such entity; and (ii) any interests in HIH and the associated businesses used to carry out the business activities and interests of HIH, as described by Discovery Holding Company (on behalf of the Company as registrant) in the Form S-4/A (p. 27) filed with the Securities and Exchange Commission (“SEC”) on August 6, 2008 (the “SEC Form S-4”); or
          (d) (i) use for the benefit, purposes or account of himself or any other person or entity (other than the Company and Company Entities), or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside the Company and Company Entities (other than their shareholders, directors, officers, managers, employees, agents, counsel, investment advisers or representatives in the normal course of the performance of their duties), any Confidential Information without the prior authorization of the Company’s Board of Directors. Notwithstanding the foregoing provisions of this Paragraph 1(d), this Non-Competition Agreement shall not preclude the Executive from disclosing the Confidential Information to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process to which Executive is subject), provided that the Executive gives the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the Executive shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such law, rule or regulation). Nothing contained herein shall prevent the use in any formal dispute resolution proceeding (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim, charge or other dispute by or against the Company (or a Company Entity) or the Executive; or
          (e) continue to use, or commence using, any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company (or a Company Entity); and the Executive shall immediately destroy, delete, or return to the Company (at the Company’s option) all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive’s

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possession or control (including any of the foregoing stored or located in the Executive’s office, home, laptop or other computer, whether or not such computer is Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information. The Executive will notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.
     2. Definitions.
          (a) A “Competitive Business” shall be any business that directly competes with the Company for viewers, advertisers, distributors, producers, actors or the like in (i) the production, post-production assembly, or distribution/delivery by electronic means (including, but not limited to, broadcast, cable, satellite, or the internet) of video entertainment, or (ii) the exploitation of video entertainment through retail sales establishments, theatres or the internet. For the avoidance of doubt, the foregoing is not intended to prohibit the Executive from working for or engaging in activities on behalf of a business primarily engaged in the production, distribution and exploitation of video entertainment in the form of motion pictures intended primarily for theatrical release or computer-based gaming, such as Lions Gate Entertainment, Paramount Pictures and Electronic Arts (as those businesses are constituted and operated in 2008), or the production of life-long learning multimedia, on-line and lecture materials for distribution by HIH’s “learning academy” as described in the SEC Form S-4.
          (b) Notwithstanding Paragraph 2(a), above, if the Executive’s employment with the Company has been terminated by the Company for reasons of Disability or without Cause, then the definition of “Competitive Business” shall be as follows: any business that directly competes with the Company for viewers, advertisers, distributors, producers, actors or the like in the post-production assembly and/or distribution/delivery by electronic means (including, but not limited to, broadcast, cable, satellite and internet) of branded, non-fiction video entertainment. For the purpose of clarification, such a Competitive Business would (i) include, but would not be limited to, National Geographic Channel International, Arts & Entertainment Television Networks, BBC and the Scripps Networks (as those businesses are constituted and operated in 2008), and (ii) exclude, but would not be limited to, Sci-Fi, the USA Network and Lifetime Entertainment Services (as those businesses are constituted and operated in 2008) and the production of life-long learning multimedia, on-line and lecture materials for distribution by HIH’s “learning academy” as described in the SEC Form S-4. For the avoidance of doubt, the Executive shall not be prohibited from working for or engaging in activities on behalf of a business entity that does not constitute a Competitive Business under this Paragraph 2(b) merely by virtue of the fact that such business entity is affiliated with a business entity that does constitute a Competitive Business, provided that the Executive is not working for or engaging in any activity on behalf of such Competitive Business and, unless the Competitive Business is less than five percent (5%) of the business entity’s overall business (measured in terms of gross revenue, operating income and cash flow), the Executive does not have responsibility for such Competitive Business. Furthermore, this Paragraph 2(b) shall not restrict the Executive from providing services to any television broadcast service, the video and audio portions of which are intelligibly receivable without charge by means of standard roof-top or television set built-in antennae, even if such service is also carried via cable, satellite or internet,

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provided that less than fifty percent (50%) of the broadcaster’s programming for such service is non-fiction content similar to that distributed by the Company.
          (c) “Company Entity” shall mean the Company, any subsidiary of the Company and any other entity of which the Company, directly or indirectly, owns fifty percent (50%) or more of the profits or voting interests.
          (d) “Confidential Information” shall mean any non-public, proprietary or confidential information (including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval) concerning the past, current or future business, activities and operations of the Company, any Company Entities and/or any third party that has disclosed or provided any of same to the Company on a confidential basis. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive’s breach of his duties to the Company; (B) is or was available to the Executive on a non-confidential basis prior to its disclosure to such Executive by the Company (or a Company Entity), or (C) made available to Executive by a third party who, to the best of such Executive’s knowledge, is or was not bound by a confidentiality agreement with (or other confidentiality obligation to) the Company (or a Company Entity) or another person or entity.
          (e) The “Restricted Period” shall begin on the Effective Date and shall expire on the later of: (i) three (3) years after the Executive’s termination of employment with the Company; or (ii) the expiration of all outstanding Options.
          (f) Other capitalized terms herein shall have the meanings set forth in the Transition Agreement.
     3. Reasonableness and Enforcement of Covenants. The Executive acknowledges and agrees that: (i) the services he has provided to the Company have been of a special, unique and extraordinary nature; (ii) the restrictions contained in this Non-Competition Agreement are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company; (iii) all of the restrictions in this Non-Competition Agreement are reasonable in all respects, including duration, territory and scope of activity; (iv) the restrictions contained in this Non-Competition Agreement shall be construed as separate agreements independent of each other and any other agreement between the Executive and the Company; (v) the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Non-Competition Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Non-Competition Agreement; and (vi) the restrictive covenants contained in this Non-Competition Agreement are a material part of the Executive’s obligations for which the Company has compensated Executive and will further compensate him through the extension of the exercise period for the Options.

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     4. Remedies.
     (a) Remedies. Executive agrees that if he, or any affiliate of his, engages or threatens to engage in any activity that constitutes a violation of any of the provisions of this Non-Competition Agreement, the Company shall have the right and remedy to have the provisions of this Non-Competition Agreement specifically enforced to the extent permitted by law by any court having jurisdiction, it being acknowledged and agreed that any breach of this Non-Competition Agreement would cause immediate irreparable injury to the Company and that money damages would not provide an adequate remedy at law for any breach. Therefore, Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by temporary restraining order, preliminary and permanent injunction or otherwise from any court of competent jurisdiction (without the requirement of posting a bond or other security), including, without limitation, injunctive relief to prevent Executive’s failure to comply with the terms and conditions of Paragraph 1 of this Agreement. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity, including the right to seek monetary damages. In addition, the Restricted Period shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of Paragraph 1 above in any respect, so that the Executive is restricted from engaging in the activities prohibited by Paragraph 1 for the full period.
     (b) Reformation. It is the intent of the parties that the provisions of the Non-Competition Agreement be enforced to the fullest extent permissible under applicable law. If any term or provision of this Non-Competition Agreement is determined to be void, illegal, invalid or unenforceable by any court of competent jurisdiction in any jurisdiction, then such term or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Non-Competition Agreement or affecting the validity or enforceability of any of the terms or provisions of this Non-Competition Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the maximum extent permitted by applicable law. The language used in this Non-Competition Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants set forth in Paragraph 1 of this Non-Competition Agreement because the duration is too long or the scope is too broad, it is expressly agreed between the Company and the Executive that the court making such determination shall be empowered to reduce the duration and scope of the covenants set forth herein to the extent necessary to permit enforcement of such covenants.
     5. Miscellaneous.
     (a) Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) sent by telecopy or email (with receipt personally confirmed by telephone), delivered by personal delivery, sent by nationally reputable commercial overnight delivery service or sent by registered or certified U.S. mail, with return receipt requested, (c) deemed to have been given on the date telecopied or emailed with

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receipt confirmed, the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:
(iii)	if to the Company, to:

Discovery Communications, Inc. One Discovery Place Silver Spring, MD 20910 Attention: General Counsel

(iv)	if to Executive, to:

John S. Hendricks 8484 Georgia Avenue, Suite 700 Silver Spring, MD 20910
or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Paragraph 5(a).
     (b) Benefit and Binding Effect. The Executive may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights under this Non-Competition Agreement to any other person or entity that (i) acquires ownership or control of the Company, (ii) acquires substantially all of the assets of the Company, or (iii) is a successor entity through merger, conversion or other transaction or series of transactions. This Non-Competition Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, so that the Executive and any of his affiliates will be precluded from competing against the Company, and interfering with the business of the Company, pursuant to Paragraph 1 for the full Restricted Period.
     (c) Governing Law. This Non-Competition Agreement shall be governed, construed and enforced in accordance with the laws of the State of Maryland (without regard to the choice of law provisions thereof). Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Non-Competition Agreement shall be brought against any of the parties in the courts of the State of Maryland or in the United States District Court for Maryland in Greenbelt, Maryland, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
     (d) Entire Agreement. This Non-Competition Agreement constitutes the entire agreement and understanding between the parties hereto concerning the subject matter hereof. In entering into this Non-Competition Agreement, the Executive is not relying on any statements or representations not contained in this Non-Competition Agreement. This Non-Competition Agreement supersedes any and all prior agreements, arrangements and understandings, oral or written, with respect to the subject matter hereof, between the parties hereto.

Execution Copy
     (e) Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Non-Competition Agreement.
     (f) Amendments/Waivers. This Non-Competition Agreement cannot be amended, supplemented or changed except by an agreement in writing that makes specific reference to this Non-Competition Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought. Any waiver of any provision of this Non-Competition Agreement must be in writing and signed by the party granting the waiver.
     (g) Counterparts. This Non-Competition Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Non-Competition Agreement as of the day and year first above written.

DISCOVERY COMMUNICATIONS, INC.

By:
Name:
Title:

John S. Hendricks